Exhibit 99.1

Dear Beeline Shareholders,

I trust this letter finds you well as we enter the final month of Q3. With the successful divestiture of the last investment related to our forward merger with Eastside Distilling now behind us, I want to share additional context on Beeline’s progress and the initiatives driving us toward 2026.

We believe Beeline is uniquely positioned for the future. With interest rates expected to decline in the near term, combined with our diversified lending platform, SaaS model, and pending new product launches, we see a strong path forward.

2025 Initiatives & Milestones

●	Providing New Liquidity Options

◌	Initiative: Create a product not tied to interest rates that offers liquidity to homeowners unable or unwilling to pursue a cash-out refinance or HELOC.

◌	Milestone: Launched BeelineEquity, providing closing services for the first token-backed fractional sale of equity. We expect to complete 10–15 additional transactions prior to a broader launch in October.

●	Strengthening the Balance Sheet

◌	Initiative: Eliminate debt by November 2025.

◌	Milestone: We will in fact be debt free by September 5, ahead of schedule, after starting the year with more than $7M in obligations.

●	Path to Cash Flow Positive

◌	Initiative: Reach cash-flow positive by January 2026.

◌	Milestone: Leading indicators in August were the strongest since the market downturn, and combined with our Q4 BeelineEquity projections, we believe we remain firmly on track to achieve this goal in January.

●	Harnessing AI for Growth

◌	Initiative: Track and monetize the impact of AI across our business.

◌	Milestone: AI sales functions performed by “Bob” generated leads which have created over $170,000 in revenues to date, not including significant labor cost reductions from AI integration across our process.

●	Uplisting & Market Credibility

◌	Initiative: Achieve Nasdaq approval and listing.

◌	Milestone: Successfully accomplished in March 2025.

●	Earnings Performance

◌	Initiative: Improve EPS trajectory.

◌	Milestone: Reported Q2 EPS of $(0.41) versus analyst projections of $(0.47). Continued expense discipline positions us for further improvement.

●	Data Security & Infrastructure

◌	Initiative: Enhance IT security and scalability.

◌	Milestone: Appointed a Head of Cybersecurity and completed an external penetration test with no critical findings.

●	Liquidity & Warehouse Expansion

◌	Initiative: Improve balance sheet to support warehouse capacity.

◌	Milestone: Ended Q2 with $6.2M in cash and over $50M in equity, positioning us for near-term warehouse increases.

●	Expanding SaaS & AI Platforms

◌	Initiative: Increase shareholder value through SaaS offerings and MagicBlocks.

◌	Milestone: Deployed BlinkQC into Beeline’s operations and LOS systems for licensing to other lenders. MagicBlocks launched its platform in Q1, onboarded beta clients, and went live with 18 clients in June. Beeline owns 47% of MagicBlocks.

●	Innovating Mortgage Production Models

◌	Initiative: Transition from role-based to task-based mortgage production to improve efficiency and compatibility with emerging technologies.

◌	Milestone: Successfully launched v1 of this new model.

Commitment to Shareholders

2025 has been a year of execution. We’ve grown revenues, reduced expenses, improved margins, and achieved key milestones despite challenging market conditions.

As CEO, I continue to take a salary of only $30,000 annually while maintaining a personal investment of over $16 million in Beeline. Many of our executives and employees are also significant shareholders. We sit shoulder-to-shoulder with you, fully aligned in our commitment to long-term value creation.

We believe Beeline is positioned for greatness — and that future starts now.

Sincerely,

Nick Liuzza

Chief Executive Officer

Beeline

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected or projected financial condition and operating performance in the future, the company’s prospects and ability to achieve various milestones, anticipated trends in the mortgage loan industry and the company’s prospective new technology offerings and strategic partnerships and initiatives, as well as the anticipated or potential benefits of these efforts. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, future interest rate changes, the state of the U.S. economy and inflation, the future of U.S. tariff policy and other regulatory developments, our need for additional capital to meet future goals and milestone targets, our ability to attract homeowners to our products and services, the demand for and success of our services, technology and collaborations, the ability of us and third parties on which we depend to comply with applicable regulatory requirements, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, and the Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.